UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 09, 2026

Aardvark Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42513	82-1606367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 La Jolla Village Drive, Suite 1050
San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 225-7696

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AARD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Chief Operating Officer

On February 9, 2026, Bryan Jones, Ph.D., the current Chief Operating Officer of Aardvark Therapeutics, Inc. (the “Company”) commenced serving as the Chief Executive Officer of Ardia Therapeutics, Inc., a wholly-owned subsidiary of the Company (“Ardia”) and, in connection therewith, effective February 9, 2026 (the “Separation Date”), Dr. Jones ceased serving as the Company’s Chief Operating Officer.

In connection with Dr. Jones’ departure as the Company’s Chief Operating Officer, he entered into a letter agreement with the Company (the “Letter Agreement”). Pursuant to the Letter Agreement, (i) Dr. Jones waived any right to receive compensation under the Aardvark Therapeutics, Inc. Severance Plan; (ii) Dr. Jones will be entitled to receive cash payments in the form of salary payments from Ardia in connection with his role as its Chief Executive Officer; provided that if Dr. Jones’ employment with Ardia is terminated prior to the nine month anniversary of the Separation Date and subject to Dr. Jones executing a release in favor of the Company, the Company will pay Dr. Jones an amount equal to the salary he would have earned for the period between his termination by Ardia and the nine month anniversary of the Separation Date; (iii) Dr. Jones will be entitled to participate through Ardia in the Company’s group health insurance; provided that if Dr. Jones’ employment with Ardia is terminated prior to the nine month anniversary of the Separation Date and subject to Dr. Jones executing a release in favor of the Company, the Company will pay Dr. Jones a lump sum cash payment equal the Company’s approximate contributions towards Dr. Jones’ insurance premiums for the period between his termination by Ardia and the nine month anniversary of the Separation Date; (iv) the post-termination exercise period for Dr. Jones’ existing options to purchase shares of the Company (the “Jones Options”) shall not commence upon the Separation Date and Dr. Jones shall continue to be eligible to exercise the Jones Options so long as he remains employed by Ardia; and (v) the vesting of an aggregate of 17,797 shares of the Company’s common stock subject to certain stock option grants were accelerated and deemed fully vested as of the Separation Date and on each one month anniversary of the Separation Date through and including the three month anniversary thereof, an aggregate of 2,542 shares subject to such stock options shall vest. The Letter Agreement also included a release by Dr. Jones in favor of the Company.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated by reference herein.

Appointment of Chief Operating Officer

Effective February 9, 2026, the Company’s Board of Directors (the “Board”) appointed Nelson Sun, the Company’s current Chief Financial Officer, as the Company’s Chief Operating Officer. Mr. Sun will continue to serve as the Company’s Chief Financial Officer in addition to his role as Chief Operating Officer.

There will be no material change to Mr. Sun’s compensation in connection with his appointment as Chief Operating Officer. Mr. Sun’s biographical information is set forth in the section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 31, 2025, entitled “Executive Officers and Employee Directors”, and such information is incorporated herein by reference. There are no family relationships between Mr. Sun and any director or executive officer of the Company, and he was not selected by the Board to serve as Chief Operating Officer pursuant to any arrangement or understanding with any person. Mr. Sun has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On February 12, 2026, the Company issued a press release announcing that it has established Ardia to support development of a new dermatology pipeline focused on lead asset, DIA-615, a potential topical treatment for a variety of inflammatory skin diseases, including psoriasis, and that Dr. Jones has been named Chief Executive Officer of Ardia and has transitioned out of his current role as the Company’s Chief Operating Officer to lead Ardia. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

On February 12, 2026, the Company issued a press release announcing the appointment of Derrick C. Li as the Company’s Chief Business Officer, as well as the expansion of Mr. Sun’s role to include Chief Operating Officer, in addition to his current role as the Company’s Chief Financial Officer. The full text of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated February 9, 2026, between the Company and Bryan Jones, Ph.D.
99.1

Press Release: Aardvark Therapeutics Announces Establishment of New U.S. Subsidiary to Support Development of Its Dermatology Pipeline; Bryan Jones Named Chief Executive Officer, dated February 12, 2026.

99.2	Press Release: Aardvark Therapeutics Announces Leadership Appointments, dated February 12, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARDVARK THERAPEUTICS, INC.

Date:	February 12, 2026	By:	/s/ Tien-Li Lee, M.D.
Tien-Li Lee, M.D. Chief Executive Officer